Exhibit 10.1

MODIFICATION TO EMPLOYMENT AGREEMENT

This MODIFICATION TO EMPLOYMENT AGREEMENT (“Modification”) is entered into as of the 2nd day of October, 2025, by and between Precision Optics Corporation, a Massachusetts company (hereinafter called the “Company”), and Mahesh Lawande (hereinafter called “Employee”).

WITNESSETH

WHEREAS, the Company and Employee currently are parties to that certain Employment Agreement dated as of March 30, 2023, (as presently in effect, the “Agreement”); and

WHEREAS, the Company and Employee have been engaged in negotiations in relation to the Employee’s separation from employment with the Company;

NOW, THEREFORE, in consideration of the covenants and promises contained herein, the parties hereto do hereby mutually agree as follows:

1. The parties agree that Employee’s employment shall end at the close of business on October 31, 2025 (the “Separation Date”). After the Separation Date, Employee shall no longer be an employee or officer of the Company. Employee waives any right to additional notice of the termination of his employment by the Company including pursuant to Section 7 of the Agreement.

2. Effective October 1, 2025, and through the Separation Date, Employee’s title shall be “Advisor to the President,” and Employee shall perform such duties assigned to him the Chief Executive Offer. Employee agrees to fully and faithfully perform all employment-rated duties assigned to him through the Separation Date. Other than an earlier termination for “Cause,” as defined in the Agreement, or by mutual agreement of the parties, Employee’s employment may not be terminated by the Company before October 31, 2025.

3. Unless Employee’s employment is terminated hereafter by the Company for Cause, the Company agrees to provide Employee severance pay equal to seven (7) months of Employee’s current yearly salary ($160,417.00), less applicable withholdings and other customary deductions or offsets). Payment of the severance pay stated in this Section shall be subject to all conditions set forth in of Section 7 of the Agreement as conditions to receipt of severance pay, including Employee’s having timely executed and delivered to the Company a separation agreement containing a waiver and release of all potential claims against the Company, in the form reasonably provided to him by the Company for that purpose. The Company and Employee agree such severance will be payable in bi-weekly installments on the Company’s regular payroll dates beginning on the first payroll date after a seven-day revocation period following Employee’s execution of the separation agreement. Employee has not accrued, and is not entitled to, any unpaid bonuses under the Agreement.

4. All provisions of the Agreement and of Employee’s Non-Competition Agreement with the Company that, by their terms, would survive termination of employment shall continue in full force and effect after the Separation Date. Employee confirms and agrees that he is, and will continue to be, bound by all confidentiality, non-competition and non-solicitation covenants and obligations imposed under the Agreement and the Non-Competition Agreement, and hereby confirms that the restrictive covenants contained in the Non-Competition Agreement remain reasonable in the context of this mutually agreed upon termination of employment.

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IN WITNESS WHEREOF, the parties hereto have executed this Modification on the day and year first above written.

PRECISION OPTICS CORPORATION, INC.	MAHESH LAWANDE

Signature: /s/ Joseph Forkey	Signature: /s/ Mahesh Lawande

Date: October 2, 2025	Date: October 2, 2025

Name: Joseph Forkey

Title: Chief Executive Officer

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